EXHIBIT A

WITH RESPECT TO THE STOCK-FOR-STOCK EXCHANGE BETWEEN NEC SYSTEM TECHNOLOGIES, LTD. and NEC CORPORATION:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NEC System Technologies, Ltd.

Osaka Office	4-24, Shiromi 1-chome,
Chuo-ku, Osaka
Tokyo Office	1753, Shimonumabe,
Nakahara-ku,
Kawasaki-shi, Kanagawa

Toshihiko Takahashi
President

April 4, 2005

To Our Shareholders:

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

     This is to inform you that the Extraordinary General Meeting of Shareholders of NEC System Technologies, Ltd. (hereinafter, the “Company”) will be held as follows:

1.	DATE:	April 20, 2005 (Wednesday) at 10:00 A.M. Japanese Standard Time

2.	PLACE:	Zuiun-no-ma Room of Mielparque Tokyo at 5-20, Shibakoen 2-chome, Minato-ku, Tokyo

3.	AGENDA OF THE MEETING
MATTERS TO BE VOTED UPON:

	Agenda	Approval of Stock-for-Stock Exchange Agreement between NEC System Technologies, Ltd. and NEC Corporation

(The outline of this agenda is shown in “REFERENCE TO EXERCISE OF VOTING RIGHTS” described below.)

REFERENCE TO EXERCISE OF VOTING RIGHTS

1.	TOTAL NUMBER OF VOTING RIGHTS HELD BY ALL SHAREHOLDERS 244,724

2.	AGENDA AND REFERENCE INFORMATION

AGENDA:	APPROVAL OF THE STOCK-FOR-STOCK EXCHANGE AGREEMENT BETWEEN NEC SYSTEM TECHNOLOGIES, LTD. AND NEC CORPORATION

(1)	REASON FOR STOCK-FOR-STOCK EXCHANGE

Through its “select and focus” business strategy, NEC Group is currently striving to maximize its corporate value. NEC Group is positioning the Integrated IT/Network Solutions business as one of its core businesses, consolidating into this business area the NEC Group’s management resources including R&D development capabilities, intellectual property assets, software development capabilities and human resources.

As part of the NEC Group’s Integrated IT/Network Solutions business, the Company is competitive in the IT platform software business that offers various system platform construction services and possesses the largest IT platform development resources within NEC Group. Major customers of the Company include public sector institutions such as governments, communication carriers, and private sector institutions, which seek advanced technologies.

As the integration of the IT market and the networks market has advanced due to the shift in technology towards IP (Internet Protocol) based network infrastructure in the communication network area, new open-source technologies including operating systems such as Linux, have permeated into the market, the development of mobile terminal equipments requires more sophisticated mobile technologies, and the need for systems integration services that provide highly-reliable mission-critical systems with such advanced technologies has grown recently. In addition, trends of digitalization have spread the use of various types of embedded software ranging from key devices for mobile terminal equipments and automobile control devices to network platform system to support communication network, which lead to the expansion of the market size and the trend that added value realized by software is the key to success in the market.

In response to these changes in the business environment, NEC Group has concluded that it is necessary to dynamically reorganize its business structure as well as the management resources related to systems integration services and software development of NEC Group. As part of this business reorganization, NEC Group plans to develop the Company into an entity with higher profit-earning capacity as the core software development company of NEC Group and strengthen market competitiveness of NEC Group’s software business.

Amid this background, the stock-for-stock exchange will be conducted for the purpose of making the Company NEC Corporation’s wholly-owned subsidiary. The Company considers that the business reorganization based on this stock-for-stock exchange will significantly enhance the Company’s competitiveness as the core software development company of NEC Group, which will contribute to the further increase of the Company’s corporate value. Through the increase of corporate value of the Company, the Company will also be able to contribute to the increase of NEC Group’s corporate value.

The share exchange ratio has been determined in accordance with the negotiation and agreement with NEC Corporation. The negotiation took into consideration the share exchange ratio proposed by PwC Advisory Co., Ltd., the advisor of the Company. The Company considers the share exchange ratio to be reasonable.

In addition, NEC Corporation conducted the tender offer for shares of the Company from December 6, 2004 to January 20, 2005, and, as a result of such tender offer, NEC Corporation currently owns 81.01% of issued shares of the Company.

The Company asks for your understanding and support and would be grateful if you could agree with and approve this stock-for-stock exchange.

(2)	THE STOCK-FOR-STOCK EXCHANGE AGREEMENT

The stock-for-stock exchange agreement, entered into between the Company and NEC Corporation on February 28, 2005, is as follows.

STOCK-FOR-STOCK EXCHANGE AGREEMENT (COPY)

NEC Corporation (hereinafter, “NEC”) and NEC System Technologies, Ltd. (hereinafter, “NECST”) hereby enter into the stock-for-stock exchange agreement (hereinafter, the “Agreement”) as follows.

Article 1	(Stock-for-Stock Exchange)

NEC and NECST shall, through a stock-for-stock exchange, make NEC the sole parent company of NECST and make NECST a wholly-owned subsidiary of NEC.

Article 2	(Shares to be Issued for Stock-for-Stock Exchange and Allocation Thereof)

NEC shall, for the purpose of the stock-for-stock exchange, issue 31,369,977 ordinary shares and allocate such shares to shareholders (including beneficiary shareholders) of NECST registered on the shareholder register (including the beneficiary shareholder register) as of the end of the day immediately prior to the date of the stock-for-stock exchange, based upon a share exchange ratio of 6.75 ordinary shares of NEC to one share of NECST; provided, however, that no ordinary shares of NECST shall be allocated to 19,830,596 ordinary shares of NECST held by NEC.

Article 3	(Date from which Dividends are Calculated)

Dividends for ordinary shares of NEC to be issued pursuant to the foregoing Article shall be calculated as from April 1, 2005.

Article 4	(Increases in the Amounts of Stated Capital and Capital Reserve)

NEC shall not increase the amount of stated capital by the stock-for-stock exchange, and incorporates the amount obtained by multiplying the net assets of NECST as of the date of the stock-for-stock exchange by the ratio of number of shares to be transferred to NEC by the stock-for-stock exchange to the total number of shares issued by NECST into capital reserves.

Article 5	(Date of Stock-for-Stock Exchange)

The date of a stock-for-stock exchange shall be June 1, 2005; provided, however, that NEC and NECST may change the date of the stock-for-stock exchange, based upon consultations between NEC and NECST, if required for the execution of the stock-for-stock exchange procedures.

Article 6	(Term of Office of Corporate Auditors Who Assumed Their Office Prior to Date of Stock-for-Stock Exchange)

The term of office of corporate auditors of NEC who assumed their office prior to the date of the stock-for-stock exchange shall be the term of office that would have been served if there had been no stock-for-stock exchange.

Article 7	(Meeting of Shareholders for Approval of Stock-for-Stock Exchange Agreement)

1.	NECST shall convene a meeting of shareholders to be held on April 20, 2005, and put to a vote for the approval of this Agreement and other matters necessary for the stock-for-stock exchange; provided, however, that NEC and NECST may change the date of a meeting of shareholders, based upon consultations between NEC and NECST, if required for the execution of the stock-for-stock exchange procedures.

2.	NEC shall, in accordance with Article 358, Paragraph 1 of the Commercial Code of Japan, conduct the stock-for-stock exchange without obtaining the approval from its shareholders.

Article 8	(Duty of Care)

NEC and NECST shall, from the date of execution of this Agreement until the date of the stock-for-stock exchange, perform their respective duties of care in the operation of business and management of all of their respective properties, and any actions that have a material influence on the properties or on the rights and obligations of either NEC or NECST shall be performed only after prior consultations between NEC and NECST have been made.

Article 9	(Changes to the Conditions of the Stock-for-Stock Exchange and Cancellation of this Agreement)

In the event that any material changes occur to the assets or operating conditions of either NEC or NECST during the period from the date of execution of this Agreement until the date of the stock-for-stock exchange, NEC and NECST, based upon consultations between NEC and NECST, may change the conditions of the stock-for-stock exchange and other matters provided in this Agreement or may cancel this Agreement.

Article 10	(Validity of this Agreement)

In the event that the stock-for-stock exchange agreement is not approved at a meeting of shareholders of NECST as provided under Article 7, Paragraph 1, this Agreement shall become null and void.

Article 11	(Consultations)

In addition to the matters provided in this Agreement, matters necessary for the stock-for-stock exchange shall be determined, based upon consultations between NEC and NECST, in line with the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives, each party keeping one executed copy hereof.

February 28, 2005

NEC:
Akinobu Kanasugi President NEC Corporation 7-1, Shiba 5-chome, Minato-ku, Tokyo

NECST:

Toshihiko Takahashi President NEC System Technologies, Ltd. 4-24, Shiromi 1-chome, Chuo-ku, Osaka

(3)	EXPLANATION ON SHARE EXCHANGE RATIO UNDER ARTICLE 354, PARAGRAPH 1, ITEM 2 OF THE COMMERCIAL CODE OF JAPAN

REASONS FOR DETERMINATION OF SHARE EXCHANGE RATIO

     NEC System Technologies, Ltd. (hereinafter, “NECST”), with respect to the stock-for-stock exchange with NEC Corporation (hereinafter, “NEC”) to be conducted on June 1, 2005, has determined the number of ordinary shares of NEC to be allotted to one ordinary share of NECST (hereinafter, the “Share Exchange Ratio”) as follows:

1.	NECST, prior to entering into negotiations with NEC with respect to the Share Exchange Ratio, requested PwC Advisory, Co., Ltd. (hereinafter, “PwC”) to calculate the Share Exchange Ratio in order to use the result of such calculation as reference when NECST evaluates the Share Exchange Ratio.

2.	PwC calculated the Share Exchange Ratio based upon public materials of both NECST and NEC as well as materials provided by both of the companies, and provided the report on such calculation to NECST. PwC calculated the Share Exchange Ratio, evaluating the value of NECST and NEC by the market stock price method, the discounted cash flow method, and the stock price comparison method.

3.	NECST, based upon the range of the Share Exchange Ratio proposed by PwC, considered various elements and conducted negotiations with NEC. As a result, both of the companies, at their respective meetings of the board of directors held on February 28, 2005, determined the Share Exchange Ratio of one share of NECST to 6.75 shares of NEC, and entered into the stock-for-stock exchange agreement as of the same date. The Share Exchange Ratio determined is within the range of the Share Exchange Ration calculated by PwC.

4.	In addition, NEC requested Daiwa Securities SMBC Co., Ltd. to calculate the Share Exchange Ratio.

(4)	RELEVANT PARTIES’ BALANCE SHEETS AND STATEMENTS OF INCOME AS SET FORTH IN ARTICLE 354, PARAGRAPH 1, ITEMS 3 THROUGH 6 OF THE COMMERCIAL CODE OF JAPAN

(a)	Balance Sheets and Statements of Income compiled within six months before this Extraordinary General Meeting of Shareholders

BALANCE SHEET OF THE COMPANY

(As of December 31, 2004)

(In millions of yen)

Assets

Account	Amount

Current assets	¥49,697
Cash and time deposits	7,885
Deposits to affiliated company	4,153
Notes receivable	103
Accounts receivable	14,427
Marketable securities	6,899
Beneficial interest in trust	4,699
Work in process	8,541
Inventories	35
Prepaid expenses	324
Deferred tax assets	1,768
Other assets	861
Allowance for doubtful accounts	(2)

Fixed assets	7,617
Property, plant and equipment	480
Buildings	848
Accumulated depreciation	(553)
Structures	0
Accumulated depreciation	(0)
Tools, instruments and equipment	873
Accumulated depreciation	(689)
Intangible assets	772
Trademark rights	0
Software	402
Software products in progress	339
Other assets	29
Investments and other	6,364
Marketable securities	82
Stocks of affiliated companies	570
Long-term loans to employees	10
Long-term prepaid expenses	999
Deferred tax assets	1,950
Lease and guarantee deposit	512
Prepaid benefit expenses	2,238
Other assets	0

Total assets	¥57,315

Liabilities

Account	Amount

Current liabilities	¥11,710
Trade accounts payable	5,023
Accounts payables	900
Accrued expenses	3,198
Accrued corporate taxes	845
Accrued consumption taxes	780
Advance payments received	140
Deposits received	787
Others	33
Non-current liabilities	6,602
Accrued retirement benefits for employees	5,593
Accrued retirement benefits for directors and corporate auditors	10
Accrued annuity upon shift to defined contribution pension plans	997

Total liabilities	18,312

Shareholders’ equity

Capital stock	6,796
Additional paid-in capital	9,110
Capital surplus reserve	9,110
Retained earning	23,097
Earned surplus reserve	125
Voluntary reserve	17,640
Reserve for separate depreciation	33
Separate reserve	17,607
Unappropriated retained earnings	5,331
Treasury stock	(0)

Total shareholders’ equity	39,002

Total liabilities and shareholders’ equity	¥57,315

STATEMENT OF INCOME OF THE COMPANY

(for the Period from April 1, 2004 to December 31, 2004)

(In millions of yen)

Account	Amount

Net Sales	¥58,117
Cost of goods and services sold	46,759
Gross Profit	11,357
Selling, general and administrative expenses	5,111

Operating Income	6,245
Non-operating income	50
Interest income	6
Interest on securities	7
Dividend income	1
Commission on life insurance premium	15
Commission income	5
Others	14
Non-operating expenses	85
Differences from the changes in accounting standard for retirement benefits	75
Loss on disposal of property, plant and equipment	7
Others	1

Ordinary income	6,211
Extraordinary gains	7
Gain from return of allowance for doubtful accounts	7

Income before income taxes	6,219
Income Taxes	2,546
Corporate and inhabitant’s taxes	2,546

Net income	3,673
Profits brought forward	2,208
Interim dividends paid	550

Unappropriated profits	¥5,331

BALANCE SHEET OF NEC CORPORATION

(As of September 30, 2004)

(In millions of yen)

Assets

Account	Amount

Current assets	¥866,963
Cash and cash equivalents	86,774
Notes receivable, trade	2,879
Accounts receivable, trade	348,286
Short-term loans	42,853
Accounts receivable, others	102,384
Allowance for doubtful accounts	(21,438)
Finished goods	54,019
Semifinished components and work in process	167,262
Raw materials	33,363
Deferred income taxes	34,000
Other current assets	16,578

Fixed assets	1,577,392
Property, plant and equipment	216,816
Buildings and structures	270,964
Machinery and equipment	120,435
Transportation equipment, tools, furniture and fixtures	192,033
Accumulated depreciation	(427,598)
Sub-total	155,835
Land	50,140
Construction in progress	10,840
Intangible fixed assets	94,020
Facility rights	821
Software	89,233
Other intangible fixed assets	3,965
Investments and other assets	1,266,555
Investments in securities	222,482
Investments in Subsidiaries	571,206
Long-term loan receivable	58,534
Allowance for doubtful accounts	(36,128)
Prepaid pension and severance cost	185,978
Long-term prepaid expenses	21,782
Long-term deferred income taxes	210,214
Others	32,485

Total assets	¥2,444,355

Liabilities and shareholders’ equity

Account	Amount

Liabilities

Current liabilities	¥894,993
Notes payable, trade	81
Accounts payable, trade	450,481
Short-term borrowings	110,439
Bonds (to be redeemed within one year)	124,000
Accounts payable, other	85,063
Accrued income taxes	5,103
Advance received	25,215
Deposits received	76,341
Other current liabilities	18,266
Non-current liabilities	639,790
Bonds	560,206
Long-term debts	24,611
Allowance for loss on repurchase of electronic computers	22,485
Other non-current liabilities	32,488

Total liabilities	1,534,784

Shareholders’ equity

Common stock	337,820
Capital surplus	396,131
Additional paid-in capital	396,131
Retained earning	159,295
Legal reserve	35,615
Reserve for loss on overseas investments	312
Reserve for development of computer programs	15,344
Reserve for special depreciation	5,832
Reserve for advanced depreciation	6,738
General reserve	50,190
Unappropriated retained earnings	45,263
Unrealized gains on investments in securities	18,783
Treasury stock	(2,459)

Total shareholders’ equity	909,571

Total liabilities and shareholders’ equity	¥2,444,355

STATEMENT OF INCOME OF NEC CORPORATION

(for the Period from April 1, 2004 to September 30, 2004)

(In millions of yen)

Account	Amount

Ordinary income and expenses
Operating income and expenses
Sales	¥1,121,100
Operating expenses	1,139,834
Cost of sales	856,997
Selling, general and administrative expenses	282,837
Operating Income	(18,733)
Non-operating income and expenses
Non-operating income	54,914
Interest and dividends received	48,110
Other non-operating income	6,803
Non-operating expenses	21,737
Interest expense	8,207
Other non-operating expenses	13,530
Ordinary income	14,442

Extraordinary gains and losses
Extraordinary gains	33,540
Gain on establishment of retirement benefit trust	16,379
Gain on sales of investments in securities	8,763
Gain on sales of investments in affiliates	8,398
Extraordinary losses	14,976
Restructuring charge	10,926
Devaluation of investments in affiliates	2,911
Devaluation of investments in securities	1,138

Income before income taxes	33,007
Income taxes	(7,696)
Income taxes deferred	19,800

Net income	20,903
Retained earnings carried over from the previous period	24,368
Losses on disposal of treasury stock	8

Unappropriated retained earnings	¥45,263

(b) Latest Balance Sheets and Statements of Income

BALANCE SHEET OF THE COMPANY

(As of March 31, 2004)

(In millions of yen)

Assets

Account	Amount

Current assets	¥55,982
Cash and time deposits	10,731
Deposits to affiliated company	2,270
Notes receivable	27
Accounts receivable	25,785
Marketable securities	11,498
Work in process	3,459
Inventories	26
Prepaid expenses	227
Deferred tax assets	1,768
Other assets	196
Allowance for doubtful accounts	(10)
Fixed assets	6,626
Property, plant and equipment	482
Buildings	799
Accumulated depreciation	(518)
Structures	0
Accumulated depreciation	(0)
Tools, instruments and equipment	903
Accumulated depreciation	(701)
Intangible assets	479
Software	365
Software products in progress	84
Other assets	29
Investments and other assets	5,664
Marketable securities	52
Stocks of affiliated companies	480
Long-term loans to employees	10
Long-term prepaid expenses	668
Deferred tax assets	1,950
Lease and guarantee deposit	462
Prepaid benefit expenses	2,037
Other assets	0

Total assets	¥62,608

Liabilities

Account	Amount

Current liabilities	¥19,724
Trade accounts payable	10,924
Accounts payables	787
Accrued expenses	4,377
Accrued corporate taxes	2,627
Accrued consumption taxes	835
Advance payments received	47
Deposit received	125
Non-current liabilities	6,453
Accrued retirement benefits for employees	5,146
Accrued retirement benefits for directors and corporate auditors	10
Accrued annuity upon shift to defined contribution pension plans	1,295

Total liabilities	26,177

Shareholders’ equity

Capital stock	6,796
Additional paid-in capital	9,110
Capital surplus reserve	9,110
Retained earning	20,525
Earned surplus reserve	125
Voluntary reserve	14,650
Reserve for special depreciation	43
Separate reserve	14,607
Unappropriated retained earnings	5,749

Total shareholders’ equity	36,431

Total liabilities and shareholders’ equity	¥62,608

STATEMENT OF INCOME OF THE COMPANY

(for the Period from April 1, 2003 to March 31, 2004)

(In millions of yen)

Account	Amount

Net Sales	¥82,192
Cost of goods and services sold	66,818
Gross Profit	15,374
Selling, general and administrative expenses	6,185

Operating Income	9,188
Non-operating income	34
Interest income	4
Interest on securities	2
Commission on life insurance premium	20
Commission income	1
Others	5
Non-operating expenses	403
Difference from the changes in accounting standard for retirement benefits	206
Loss on disposal of property, plant and equipment	28
New stock issuing expenses	81
Expenses related to stock listing	85
Others	0

Ordinary income	8,820
Extraordinary gains	1,485
Gain from the return of substituted portion of employee pension fund	1,485
Extraordinary losses	265
Loss from amendment of defined benefit pension plans	265

Income before income taxes	10,039
Income taxes	4,341
Corporate and inhabitant’s taxes	4,550
Enterprise tax adjustment	(208)

Net income	5,697
Profits brought forward	602
Interim dividends paid	550

Unappropriated profits	¥5,749

(Notes)

1.	Reported amounts are in millions of yen, and fractions less than one million yen are discarded.

2.	Significant accounting policies:

(1)	Basis and method of valuation of securities

Notes held to maturity debt securities: Amortized cost method (straight-line method) Investments in subsidiaries and affiliates: Moving average cost method

Investments in other securities

—	Non-marketable securities: Moving average cost method

(2)	Basis and method of valuation of Inventories

(a)	Work in process: Cost using the specific identification method

(b)	Inventories: Cost using the last purchase price method

(3)	Depreciation method for fixed asset

(a)	Property, plant and equipment: Declining balance method

Useful life

Buildings	Three to fifteen years
Tools, instruments and equipment	Five to twenty years

(b)	Intangible assets: Straight-line method

Software intended for sale is amortized on a straight-line method over the estimated salable lives (3 years maximum). Computer software for internal use is amortized on a straight-line basis over the estimated useful lives (5 years maximum).

(c)	Long-term prepaid expenses: Straight-line amortization

(4)	Accounting procedure for deferred assets

Accounting procedure for stock issuance cost: Stock issuance cost is accounted as expenses at the time of incurrence of such cost.

(5)	Basis of provision for allowance

(a)	Allowance for doubtful accounts:

—	In order to provide for bad debt, allowance for ordinary receivable is provided based on past actual bad debt ratio, and allowance for bad debt is provided based on collectibility.

(b)	Accrued retirement benefits for employees

—	Additions to this allowance are based on retirement benefits liabilities and estimated pension plan assets at the end of the current fiscal year.

The net retirement benefit obligation at transition is being amortized over a period of 15 years.

Actuarial differences are written off over the employees’ average service period remaining at the time in the given fiscal year, based on the straight-line method, from the next fiscal year.

Prior service liabilities are written off over employees’ average service period remaining at the time, based on the straight-line method. (Additional Information)

The Company obtained the approval from the Minister of Health, Labour and Welfare on December 1, 2003 for returning the substitutional portion of the Employees’ Pension Fund as a result of the enactment of the Defined-Benefit Corporate Pension Law, and returned the amount of such portion (i.e., minimum reserve) to the country on February 16, 2004.

The effect of this return on income of the current fiscal year was 1,485 million yen, and this amount was reported as gain from the return of substituted portion of employee pension fund under the extraordinary gains.

In addition, the Company changed its defined benefit pension plans to defined-benefit corporate pension plans during this fiscal year, and has introduced cash balance pension plans.

Further, the Company has revised its retirement allowance policy as a result of the enactment of the Defined-Benefit Corporate Pension Law. Consequently the Company changed part of its retirement benefit plans and qualified retirement plants to defined-benefit pension plans and prepaid pensions plans, respectively, adopting the Accounting for Transfers among Retirement Benefit Plans (the Accounting Standards Board of Japan Implementation Guidance 1).

The effect of these changes to the plans was 265 million yen, and was reported as loss from amendment of defined benefit pension plans under the extraordinary losses.

The amount of pension plans not transferred at the end of this fiscal year was 1,295 million yen, and was reported as accrued annuity upon shift to defined contribution pension plans under the non-current liabilities.

(c)	Accrued retirement benefits for directors and corporate auditors

—	Based on corporate bylaws, provisions are made for an amount based on the total benefits required at the end of the fiscal year. However, such corporate bylaws were abolished by the board of directors and the board of corporate auditors in June 2002, and the Company decided to cease the payment of retirement allowances. Therefore, the Company has not appropriated additional accrued retirement benefits for directors and corporate auditors since then, and the amount of accrued retirement benefits for directors and corporate auditors at the end of the fiscal year is the amount to be paid to directors and corporate auditors who had been in office before June 2002.

(6)	Procedure of important lease transaction

Accounting procedures based on normal leasing transaction methods are used for financial leases except where ownership of leased assets is stipulated as transferred to the lessee.

(7)	Consumption taxes and local consumption taxes are accounted for as deposits received or deposits paid.

(8)	From this fiscal year, the Company has adopted Article 197, Paragraph 1 of the Enforcement Regulations of Commercial Code, and has prepared its financial statements based on the rule with respect to the terms, forms and making methods of financial statements (Ministry of Finance Ordinance, No. 59 of 1963).

3.	The change of the accounting principle

The “Accounting Standards for impairment of fixed asset (Business Accounting Council, August 9, 2002)” and the Accounting Standards Board of Japan Implementation Guidance 6, Implementation Guidance for Accounting Standards for impairment of fixed asset (Accounting Standards Board of Japan October 31, 2003)”, are effective from the period ended on March 31, 2004. Accordingly, the Company applies these Standards from this period. There is no effect with the implementation of such accounting standards

4.	The change in the reporting item

Although prepaid benefit expenses had been reported as other assets under the investments and other assets in the previous fiscal year, the Company has categorized it as prepaid benefit expenses this fiscal year because the amount has exceeded one-onehundredth of the amount of total assets.

In addition, the amount of prepaid benefit expenses in the previous fiscal year was 336 million yen.

5.	Notes to balance sheet

(1)	Monetary receivable from and monetary payable to affiliated companies

Monetary receivable	Short-term	¥24,170 million

	Long-term	¥54 million

Monetary payable	Short-term	¥851 million

(2)	Important fixed assets in accordance with lease agreements

In addition to the fixed assets stated on the balance sheet, the electronic computer equipments are used as important fixed assets in accordance with lease agreement.

(3)	Allowance provided under Article 43 of the Enforcement Regulations of Commercial Code not reported under the section of allowance

Accrued retirement benefits for directors and corporate auditors are allowance provided under Article 43 of the Enforcement Regulations of Commercial Code.

(4)	The amount of deposits to the affiliated company is the balance of the centralized fund management system to improve fund efficiency of NEC group.

6.	Notes to statement of income

(1)	Transactions with affiliated companies:

Sales	¥69,267 million

Purchases	¥3,099 million

Rent on real estate	¥1,054 million

Transactions other than operation	¥6 million

(2)	Net income per share ¥248.70

(d)	NEC Corporation’s latest Balance Sheet and Statement of Income

BALANCE SHEET OF NEC CORPORATION

(As of March 31, 2004)

(In millions of yen)

Assets

Account	Amount

Current assets	¥1,013,995
Cash and cash equivalents	119,308
Notes receivable, trade	3,528
Accounts receivable, trade	450,365
Short-term loans	46,422
Accounts receivable, others	109,554
Allowance for doubtful accounts	(23,867)
Finished goods	49,238
Semifinished components and work in process	144,664
Raw materials	30,810
Deferred income taxes	62,000
Other current assets	21,969

Fixed assets	1,668,421
Property, plant and equipment	228,500
Buildings and structures	271,872
Machinery and equipment	125,979
Transportation equipment, tools, furniture and fixtures	199,689
Accumulated depreciation	(434,418)
Sub-total	163,122
Land	50,140
Construction in progress	15,237
Intangible fixed assets	93,893
Facility rights	1,001
Software	88,649
Other intangible fixed assets	4,243
Investments and other assets	1,346,028
Investments in securities	273,308
Investments in Subsidiaries	592,085
Long-term loan receivable	108,416
Allowance for doubtful accounts	(40,061)
Prepaid pension and severance cost	164,386
Long-term prepaid expenses	22,234
Long-term deferred income taxes	189,469
Others	36,187

Total assets	¥2,682,417

Liabilities and shareholders’ equity

Account	Amount

Liabilities

Current liabilities	¥1,073,639
Notes payable, trade	3,372
Accounts payable, trade	606,514
Short-term borrowings	17,836
Bonds (to be redeemed within one year)	198,301
Accounts payable, other	99,742
Accrued income taxes	575
Advance received	22,787
Deposits received	113,832
Other current liabilities	10,675
Non-current liabilities	695,591
Bonds	615,406
Long-term debts	21,035
Allowance for loss on repurchase of electronic computers	23,671
Other non-current liabilities	35,479

Total liabilities	1,769,231

Shareholders’ equity

Common stock	337,820
Capital surplus	396,129
Additional paid-in capital	396,129
Retained earning	144,386
Legal reserve	35,615
Reserve for loss on overseas investments	889
Reserve for development of computer programs	18,416
Reserve for special depreciation	2,167
Reserve for advanced depreciation	6,954
General reserve	50,190
Unappropriated retained earnings	30,154
Unrealized gains on investments in securities	37,213
Treasury stock	(2,364)

Total shareholders’ equity	913,185

Total liabilities and shareholders’ equity	¥2,682,417

STATEMENT OF INCOME OF NEC CORPORATION

(for the Period from April 1, 2003 to March 31, 2004)

(In millions of yen)

Account	Amount

Ordinary income and expenses
Operating income and expenses
Sales	¥2,509,114
Operating expenses	2,492,862
Cost of sales	1,939,362
Selling, general and administrative expenses	553,499
Operating Income	16,252
Non-operating income and expenses
Non-operating income	67,780
Interest and dividends received	59,730
Other non-operating income	8,050
Non-operating expenses	52,133
Interest expense	21,138
Other non-operating expenses	30,994
Ordinary income	31,900

Extraordinary gains and losses
Extraordinary gains	120,673
Gain on sales of investments in affiliates	40,532
Gains on establishment of retirement benefit trust	40,214
Gains on sales of fixed assets	24,708
Gain on sales of investments in securities	15,217
Extraordinary losses	113,579
Devaluation of investments in affiliates	73,343
Restructuring charge	22,552
Devaluation of investments in securities	12,931
Loss on the return of governmental portion of defined benefit pension plans established under the Japanese Welfare Pension Insurance Law	2,925
Others	1,827

Income before income taxes	38,994
Income taxes	(13,458)
Income taxes deferred	27,199

Net income	25,253
Retained earnings carried over from the previous period	9,923
Losses on disposal of treasury stock	59
Interim dividend paid	4,962

Unappropriated retained earnings	¥30,154

(Notes to balance sheet)

1.	Reported amounts are in millions of yen, and fractions less than one million yen are discarded. The reported amount, “0”, means an amount less than one million yen.

2.	Significant accounting policies:

(2)	Basis and method of valuation of assets

(a)	Securities:

Investments in subsidiaries and affiliates		Moving average cost method

Investments in other securities	Marketable securities	Fair value method. Unrealized gains and losses on investments in marketable securities are included in shareholders’ equity. Cost of sales for marketable securities are based on the moving average cost.

	Non-marketable securities	Moving average cost method

(b)	Derivative: Fair value method

(c)	Inventories: Lower-of-cost-or-market method based on the cost calculated by the following method:

Finished goods	Custom-made products	Specific cost method

	Mass-produced standard products	First-in, first-out method

Work in process	Custom-made products	Specific cost method

	Mass-produced standard products	Average cost method

Semifinished components and raw materials		First-in, first-out method

(2)	Depreciation method for fixed asset

(a)	Property, plant and equipment: Declining balance method

(b)	Intangible fixed asset: Straight-line method

The company applies the depreciation method based on the projected sales volume to software for sale, and applies the straight-line method base on the estimated useful life (within 5 years) to software for internal use.

(3)	Basis of provision for allowance:

Allowance for doubtful accounts:

—	In order to provide for bad debt, allowance for ordinary receivable is provided based on past actual bad debt ratio, and allowance for bad debt is provided based on collectibility.

Accrued / prepaid pension and severance cost

—	The Company has defined benefit funded plans and severance indemnity plans for its employees.

In order to provide for pension and severance payments, accrued / prepaid pension and severance cost is calculated based on the estimated amounts of benefit obligation and pension plan assets as of March 31, 2003. Net obligation of ¥166,226 million resulting from adoption of the accounting standards has been amortized over 15 years since 163rd Business Period, except effect of the return of governmental portion of defined benefit pension plans established under the Japanese Welfare Pension Insurance Law.

The Company amended their defined benefit pension plans to corporate pension, and introduced cash balance pension plans.

Allowance for loss on repurchase of electronic computers

—	In order to provide for possible losses arising from repurchase of electronic computers, an estimated amount of future repurchase loss is calculated based on the actual results in the past.

(4) Accounting policies on consumption taxes:	Consumption taxes are accounted for as deposits received or deposits paid.

(5) Consolidated tax returns:	Effective for the year ended March 31, 2003, the Company files consolidated tax returns.

3.	The change of the accounting principle

The “Accounting Standards for impairment of fixed asset (Business Accounting Council, August 9, 2002)” and the Accounting Standards Board of Japan Implementation Guidance 6, Implementation Guidance for Accounting Standards for impairment of fixed asset (Accounting Standards Board of Japan October 31, 2003)”, are effective from the period ended on March 31, 2004. Accordingly, the Company applies these Standards from this period. There is no effect with the implementation of such accounting standards.

4.	The amount of net assets as prescribed in accordance with Article 124, item 3 of Commercial Code Enforcement Regulation of Japan is ¥37,213 million.

5.	Monetary receivable from subsidiaries:

Short-term	¥253,480 million
Long-term	¥117,600 million

6.	Monetary payable to subsidiaries:

Short-term	¥536,218 million
Long-term	¥3,682 million

7.	Guarantees for loan:	¥88,771 million
	Obligations similar to guarantees:	¥283 million

(Notes to statement of income)

1.	Reported amounts are in millions of yen, and fractions less than one million yen are discarded.

2.	Transactions with subsidiaries:

Sales	¥370,395 million

Purchases	¥1,674,006 million

Transactions other than operation	¥12,614 million

3.	Net income per share ¥14.43